Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Virtuoso Acquisition Corp. 2

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees Previously Paid	Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, and one third of one redeemable warrant(2)	457(o)	23,000,000	$10.00	$230,000,000	0.0000927	$21,321
Fees Previously Paid	Equity	Shares of Class A common stock included as part of the units(3)	Other(4)	23,000,000	__	__		__(4)
Fees Previously Paid	Equity	Redeemable warrants included as part of the units(3)	Other(4)	7,666,667	__	__		__(4)
Fees Previously Paid	Equity	Shares of Class A common stock underlying redeemable warrants(3)	457(o)	7,666,667	$11.50	$88,166,671	0.0000927	$8,174
	Total Offering Amounts					$318,166,671	0.0000927	$29,495
	Total Fees Previously Paid							$29,495
	Total Fee Offsets							__
	Net Fee Due							$0

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 3,000,000 units, consisting of 3,000,000 shares of Class A common stock and 1,000,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	Pursuant to Rule 457(g) under the Securities Act, no separate filing fee is due.